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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-38867, 333-53557 and 333-104622 on Form S-8 of Renaissance Learning, Inc. of our reports dated January 16, 2004, except for Note 17, as to which the date is January 28, 2004 (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets") relating to the consolidated financial statements of Renaissance Learning, Inc. as of and for the years ended December 31, 2003 and 2002, appearing in this Annual Report on Form 10-K of Renaissance Learning, Inc. for the year ended December 31, 2003.


                                        /s/ Deloitte & Touche LLP

                                        DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin,
March 5, 2004